FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS FIRST QUARTER 2007 RESULTS

COLUMBUS, Ohio – May 10, 2007 – Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the first quarter ended March 31, 2007.

Net income for the quarter was $1,213,000, or $.12 per basic and $.11 per diluted share, compared with net income of $2,282,000, or $.23 per basic share and $.22 per diluted share, in the first quarter of 2006. Total net sales for the first quarter of 2007 were $31,229,000, compared with $36,502,000 in the same quarter of 2006. The Company’s product sales decreased 13% to $30,651,000, from $35,355,000, for the similar period in 2006. The decrease in sales is primarily due to an industry-wide, general decline in truck orders resulting from new federal emissions standards that went into effect on January 1, 2007. These results were in keeping with previous industry analysts predictions of a 20 to 40 percent decrease in new orders for heavy and medium-duty trucks for some part of 2007, with a rebound in truck volumes projected for 2008.

In anticipation of the decreased order volume, the Company has adjusted operations for controllable spending and has reduced expenses. The fixed cost component for the business does not support a reduction of expenses in proportion to sales volume, which resulted in the disproportionate impact on earnings. Earnings for the quarter were also impacted by production inefficiencies associated with the scaling back of production levels and under-performance at the Batavia facility.

“During this downturn in truck volumes, we are focusing our efforts on our operations to maintain productivity and to control costs where appropriate.” said Kevin L. Barnett, President and Chief Executive Officer. “With our strong balance sheet, we are well-positioned to manage through this current cycle and continue our efforts on growing the Company to increase shareholder value over the long term.”

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies’ operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2006 Annual Report to Shareholders on Form 10-K.

SEE ATTACHED FINANCIALS

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended
	03/31/07	03/31/06
	(Unaudited)	(Unaudited)
Product Sales	$30,651	$35,355
Tooling Sales	578	1,147

Net Sales	31,229	36,502
Cost of Sales	26,403	29,674

Gross Margin	4,826	6,828
Selling, General and Admin. Expense	3,092	3,176

Operating Income	1,734	3,652
Interest (Income)Expense – Net	(108)	39

Income before Taxes	1,842	3,613
Income Tax Expense	629	1,331

Net Income	$1,213	$2,282

Net Income per Common Share
Basic	$0.12	$0.23

Diluted	$0.11	$0.22

Weighted Average Shares Outstanding:
Basic	10,264	10,047

Diluted	10,597	10,448

Condensed Balance Sheet (in thousands)
	As of	As of
	03/31/07	12/31/06

	(Unaudited)
Assets

Cash	$20,326	$16,096
Accounts Receivable	19,331	22,456
Inventories	7,622	7,393
Other Current Assets	4,278	4,724
Property, Plant & Equipment – net	30,079	30,538
Deferred Tax Asset – net	6,929	6,916
Other Assets	1,358	1,383

Total Assets	$89,923	$89,506

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$1,826	$1,816
Accounts Payable	12,795	10,735
Compensation and related benefits	3,857	7,111
Accrued Liabilities and Other	3,222	3,433
Long-term Debt	7,381	7,815
Deferred Long-term Gain and Graduated Lease Payments	23	41
Post Retirement Benefits Liability	16,382	15,861
Stockholders’ Equity	44,437	42,694

Total Liabilities and Stockholders’ Equity	$89,923	$89,506